Exhibit 99.B(j)(2)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors

ING Partners, Inc.

We consent to the use of our reports, incorporated herein by reference, dated February 26, 2007 and February 28, 2007, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 25, 2007